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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Health Systems International, Inc. and Foundation Health Corporation on Form S-4 of our report dated February 16, 1996 appearing in the Annual Report on Form 10-K of Health Systems International, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report, dated March 4, 1994, on the consolidated financial statements of QualMed, Inc., for the year ended December 31, 1993, included in the above-mentioned Annual Report on Form 10-K.



/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Los Angeles, California
January 6, 1997